EXHIBIT 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated June 4, 2026, on the financial statements of WUND Healing Biopharmaceuticals, Inc as of December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025 included in this Regulation A Offering Statement of WUND Healing Biopharmaceuticals, Inc on Form 1-A.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

June 26, 2026